Exhibit 99.1

News Release
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Date: December 7, 2009	Nalco Company 1601 West Diehl Road Naperville, IL 60563-1198 www.nalco.com Media Contact: Charlie Pajor 630 305 1556
Nalco Announces Second Senior Notes Redemption	cpajor@nalco.com Investor Contact: Mike Bushman 630 305 1025 mbushman@nalco.com

(Naperville, Ill.) Nalco Holding Company (NYSE:NLC), providing essential expertise for water, energy and air, today announced that its wholly-owned subsidiary, Nalco Company, is calling for redemption its €200 million 7 3/4% Senior Notes due in November of 2011. The redemption is being done at par value using funds from a new incremental term loan and cash.

“This latest action continues our efforts to improve our capital structure, our debt maturity profile, and our financing costs,” said Bradley J. Bell, Nalco Executive Vice President and Chief Financial Officer. To obtain new secured financing, the Company issued a Term Loan C with a floating rate spread of 175 basis points over LIBOR and a 9% closing fee to the lenders. At current LIBOR rates, this equates to a yield to maturity of 3.6 percent. Based on current LIBOR and foreign exchange rates, Nalco Company’s entry into the Term Loan C and use of the proceeds to redeem its Euro-denominated Senior Notes due 2011 are expected to reduce Nalco’s interest expense for 2010 by approximately $12 million from previous estimates. Last week Nalco announced the redemption of the entire outstanding amount of its U.S. dollar-denominated Senior Notes due in 2011. Upon the completion of both redemptions, Nalco Company’s Senior Notes due in 2011 will be paid off. Nalco expects the redemptions to reduce 2010 interest expense by a total of approximately $27 million from previous estimates.

As announced earlier, a remaining Term Loan B of $167 million maturing in November 2010 is expected to be retired on schedule through internally generated cash flow and other resources.

The new $300 million Term Loan C was provided for in a recently arranged set of amendments to Nalco’s credit agreements. This incremental term loan will mature in May 2016, the same maturity as the Company’s existing term loan issued in May of this year.

About Nalco

Nalco is the world’s leading water treatment and process improvement company, delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together our comprehensive solutions contribute to the sustainable development of customer operations. Nalco is a member of the Dow Jones Sustainability World Index. More than 11,500 Nalco employees operate in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2008, Nalco achieved sales of more than $4.2 billion. For more information visit www.nalco.com.

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NALCO COMPANY

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.